Exhibit (h)(12)

THE COMMERCE FUNDS

AMENDED AND RESTATED

SHAREHOLDER ADMINISTRATIVE SERVICES PLAN

(Shares)

Section 1. Upon the recommendation of Commerce Investment Advisors, Inc., the investment adviser (the “Adviser”) of The Commerce Funds (the “Trust”), any officer of the Trust is authorized to execute and deliver, in the name and on behalf of the Trust, written agreements in substantially the form attached hereto or in any other form duly approved by the Board of Trustees (“Servicing Agreements”) with securities dealers, financial institutions and other industry professionals that are shareholders or dealers of record or which have a servicing relationship (“Service Organizations”) with the beneficial owners of Series A-1, Series B-1, Series D-1, Series E-1, Series G-1, Series H-1, Series I-1 and Series J-1 shares, of beneficial interest (“Shares”) in any of the Trust’s portfolios (the “Funds”). Such Servicing Agreements shall require the Servicing Organization to provide support services as set forth therein to their clients who beneficially own Shares in one or more of the Funds in consideration for a fee, computed daily and paid monthly in the manner set forth in the Servicing Agreements, at the annual rate of up to 0.15% of the average daily net asset value of Shares of the Funds beneficially owned by such clients, based upon the services provided to such clients by the Service Organization (except that, with respect to Servicing Agreements entered into prior to November 17, 2015, certain Service Organizations may receive a fee at an annual rate of up to 0.25% of the average daily net asset value of Shares of the Funds beneficially owned by their clients, as provided for in the applicable Servicing Agreement).

Section 2. The Adviser, as Co-Administrator, shall monitor the arrangements pertaining to the Servicing Agreements with the Service Organizations in accordance with the Trust’s compliance policies and procedures for intermediary oversight to ensure that: (1) the services contracted for are being performed by the Service Organizations; (2) no distribution services are being paid for under this Plan or any Service Agreement; and (3) Service Organization invoices are accurate and correctly processed. The foregoing shall be supervised by the Trust’s chief compliance officer. The Adviser shall not, however, be obliged by this Plan to recommend, and the Trust shall not be obliged to execute, any Servicing Agreement with any qualifying Service Organizations.

Section 3. So long as this Plan is in effect, each Service Organization shall provide to the Trust’s Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made. If the Service Organization is also providing services primarily intended to result in the sale of Fund shares, such services and fees related thereto will be subject to a separate agreement between the Service Organization and Adviser as the Funds may not pay any distribution fees from their assets.

Section 4. This Plan shall become effective with respect to the Shares of a particular Fund upon the approval of the Plan (and the form of Servicing Agreement attached hereto) by a majority of the Board of Trustees, including a majority of the Trustees who are not “interested persons” as defined in the Investment Company Act of 1940 (the “Act”) of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any Servicing Agreements or other agreements related to this Plan (the “Disinterested Trustees”), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan (and form of Servicing Agreement).

Section 5. Unless sooner terminated, this Plan shall continue in effect for so long as its continuance is approved at least annually in the manner set forth in Section 4.

Section 6. This Plan may be amended at any time by the Board of Trustees, provided that any material amendments of the terms of this Plan shall become effective only upon the approvals set forth in Section 4.

Section 7. This Plan is terminable at any time by vote of a majority of the Disinterested Trustees.

Section 8. While this Plan is in effect, the selection and nomination of those Trustees who are not “interested persons” (as defined in the Act) of the Trust shall be committed to the discretion of the Disinterested Trustees.

Section 9. The Trust has adopted this Shareholder Administrative Services Plan with respect to Shares of each Fund as of September 28, 1994, as amended on November 3, 1995, September 19, 1996, December 12, 1996, April 29, 1998, October 25, 2000, June 11, 2002, November 15, 2006, November 17, 2009 and November 17, 2015, August 15, 2023.

THE COMMERCE FUNDS

SERVICING AGREEMENT

Date

Service Organization

Address

RE: Funds Listed on Exhibit A Hereto – The Commerce Funds

Ladies and Gentlemen:

The Commerce Funds (the “Trust”) is an open-end management investment company that is comprised of the investment portfolios (the “Funds”) identified on Exhibit A hereto.

You are a broker-dealer, bank, trust company, employee benefit plan representative or other financial institution or industry professional (the “Service Organization”) with customers who are or may become the beneficial owners of shares of the Funds. The Service Organization is willing to perform the services described below with respect to its customers who beneficially own shares of the Funds (“Customers”).

The Service Organization and the Trust agree as follows:

1. Description of Services. With respect to Customers, the Service Organization hereby agrees to perform the shareholder services outlined in Exhibit B and such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules and regulations.

2. Facilities and Expenses.

(a) The Service Organization will furnish such office space, equipment, facilities, computer hardware and software, and personnel as is necessary to perform its duties hereunder. The Service Organization will bear all costs incurred by it in performing such duties.

(b) Without limiting paragraph 2(a) hereof, the Service Organization will be responsible for providing all electronic data processing facilities as may be necessary to facilitate the inclusion of shares of a Fund (“Shares”) in any investment, retirement, asset allocation, cash management or sweep accounts or similar products or services offered to Customers by or through the Service Organization, and for the proper transmission of funds and appropriate instructions to the Trust. The Service Organization will have exclusive responsibility for establishing and operating such products or services for its Customers. The Trust’s responsibilities will be limited to the proper handling of funds properly transmitted by the Service Organization, and the proper implementation of Customer and Service Organization Share purchase and redemption instructions.

3. Compensation. For the services provided and the expenses incurred by the Service Organization hereunder, the Service Organization will be entitled to receive with respect to each Fund a fee, computed daily and payable monthly, equal on an annual basis to the percentage specified on Exhibit A attached hereto of the average daily net asset value of the Shares of such Fund which are owned beneficially by Customers of the Service Organization during such period.

4. Know-Your Customer/Anti-Money Laundering.

(a) The Service Organization agrees to comply with applicable laws, regulations, orders and self-regulatory organization rules and guidance governing the detection, prevention and reporting of money laundering and terrorist financing activities, including, but not limited to: (1) provisions of the USA PATRIOT Act of 2001 and regulations and orders thereunder; (2) provisions of the Bank Secrecy Act and regulations thereunder; (3) relevant rules and regulations promulgated by the Office of Foreign Assets Control; (4) relevant rules and guidance of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and (5) all recordkeeping, reporting and auditing requirements of these laws, regulations, rules and orders.

(b) Upon request, the Service Organization will promptly provide the Trust such documentation regarding the Service Organization’s “know your customer” and anti-money laundering policies and/or evidencing the identity of Customers as is necessary to permit the Trust, the Funds and the Transfer Agent to comply with applicable “know your customer” and anti-money laundering laws and regulations. The Service Organization agrees to monitor for suspicious Customer transactions and to assist the Trust in monitoring for such transactions upon its or the Funds’ request.

(c) The Service Organization represents and warrants that it: (i) has established and maintains written policies and procedures designed to prevent and detect money laundering and to meet applicable anti-money laundering legal and regulatory requirements; (ii) has established and maintains procedures to enable it to identify and verify the beneficial owners of legal entity Customers; (iii) has established and maintains appropriate risk-based procedures for ongoing due diligence to (a) understand the nature and purpose of relationships for developing a customer risk profile and (b) conduct ongoing monitoring to identify and report suspicious transactions and update Customer information; (iv) has established and maintains procedures to ensure that none of the Customers appear on or are covered by any lists of prohibited persons, entities, and jurisdictions maintained and administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”); (v) has identified, will continue to identify and will retain all documentation necessary to identify Customers and their sources of funds; and (vi) does not believe, has no current reason to believe and will notify the Trust immediately if it comes to have reason to believe that any Customer is engaged in money-laundering activities or is associated with any terrorist or other individuals, entities or organizations sanctioned by the United States or the jurisdictions in which it does business, or appears on any lists of prohibited persons, entities, and jurisdictions maintained and administered by OFAC.

(d) The Service Organization represents and warrants that if it has delegated to any third party or parties any of its tasks under this Agreement, Service Organization has secured from that third party such representations, warranties and undertakings as are necessary to permit the Service Organization to provide the representations and covenants as are set forth in subparagraphs (a)-(c) above.

5. Shareholder Orders.

(a) The procedures for the purchase, exchange and redemption of shares of a particular Fund, including all relevant time and notification requirements, specified in the Trust’s then effective prospectus for such Fund (“Prospectus”) and this Agreement will govern the purchase, exchange or redemption of Shares for the accounts of Customers under this Agreement. The Service Organization has established internal control structures over the processing and transmission of orders in proper form for the purchase, exchange and redemption of Shares as contemplated by this Agreement that are suitably designed to enforce any applicable deadline for the submission of such orders as is set forth in the Prospectus for the applicable Fund. The Service Organization agrees that neither the Trust nor any of its affiliates or agents will have any responsibility or liability to review any purchase, exchange or redemption request which is presented by the Service Organization to determine whether such request is genuine or authorized by a Customer. The Trust and its affiliates and agents will be entitled to rely conclusively on any purchase, exchange or redemption request communicated by the Service Organization, and will have no liability whatsoever for any losses, claims or damages to or against the Service Organization or any Customer resulting from the failure of the Service Organization to transmit any such request, or from any errors contained in any request. The Trust may, in its discretion and without notice, suspend or withdraw the sale of Shares, including the sale of Shares to the Service Organization for the account of any Customer(s).

(b) In effecting the purchase, exchange or redemption of Shares of a particular Fund (and the procedures set forth in Exhibit C, if applicable), the Service Organization represents as follows: (i) it will act solely as agent or fiduciary for the account of the Customer; (ii) each purchase, exchange or redemption of Shares on behalf of a Customer will be initiated solely upon the instruction and order of the Customer or pursuant to the Service Organization’s proper exercise of investment discretion; and (iii) the Customer will have full beneficial ownership of any Shares of such Fund purchased upon its authorization and order. Under no circumstances will the Service Organization make any oral or written representations to the contrary.

(c) The Service Organization agrees to offer and sell Shares, but to do so only in the states and other jurisdictions in which the Trust or its agent has indicated that it may make such offers and sales.

6. Shareholder Information (Rule 22c-2)

(a) The Service Organization represents that it has adequate policies and procedures in place to prevent violations of law (including rules 22c-1 and 22c-2 under the Investment Company Act of 1940 (“1940 Act”)) and the requirements of the Prospectuses and statements of additional information (“SAI”) related to timely order-taking and market timing activity. If Shares will be held via an omnibus account, the Service Organization represents that it will be responsible for the collection and payment to the Trust of any redemption fees, based upon the terms outlined in the Prospectuses and SAI, subject to any exclusions provided therein.

(b) Agreement to Provide Information. With respect to any accounts with the Trust maintained by the Service Organization, the Service Organization agrees to provide to the Trust, upon the Trust’s written request or the written request of the Trust’s designated agent (“agent”) (or the Trust’s or its agent’s authorized affiliates), the Taxpayer Identification Number (“TIN”), Individual/International Taxpayer Identification Number (“ITIN”) or other government-issued identifier (“GII”), if known, of any or all holders of Shares of the Funds (“Shareholders”) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholders) or account (if known), and the amount, date, transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of shares held through the account during the period covered by the request.

(i) Period Covered by Request. Requests will set forth a specific period for which transaction information is sought, which generally will not exceed ninety (90) days (or any three (3) month period, as applicable) of transaction information. The Trust or its agent may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by the Trust for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Trust.

(ii) Form and Timing of Response. The Service Organization agrees to provide, promptly upon the request of the Trust or its agent, the requested information specified in paragraph 6(b). If requested by the Trust or its agent, the Service Organization agrees to use best efforts to determine promptly whether any specific person about whom the it has received the identification and transaction information specified in paragraph 6(b) is itself a financial intermediary (“Indirect Intermediary”) and, upon further request of the Trust or its agent, promptly either (x) provide (or arrange to have provided) the information set forth herein for those Shareholders who hold an account with an Indirect Intermediary or (y) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, shares issued by the Trust. The Service Organization additionally agrees to inform the Trust or its agent whether it plans to perform the duties set forth in sub-paragraphs (x) or (y) of this paragraph. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Trust should be consistent with the NSCC Standardized Data Reporting Format or another industry standardized data reporting format.

(iii) Limitations on Use of Information. The Trust agrees, on its own behalf and on behalf of its affiliates, not to use the information received pursuant to paragraph 5.2(a) for marketing or any other similar purpose without the Service Organization’s prior written consent.

(c) Agreement to Restrict Trading. The Service Organization agrees to execute written instructions from the Trust or its agent to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Trust or its agent as having engaged in transactions in Shares (directly or indirectly through an account with the Service Organization) that violate policies established by the Trust for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Trust.

(i) Form of Instructions. Instructions to restrict trading must include the Shareholder(s)’ TIN, ITIN or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(ii) Timing of Response. The Service Organization agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after its receipt of the instructions by the Service Organization.

(iii) Confirmation. The Service Organization agrees to provide written confirmation to the Trust or its agent that instructions have been executed. The Service Organization agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

7. Additional Representations and Covenants. The Service Organization represents and warrants to the Trust and agrees that:

(a) it is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and any applicable state securities laws, or has obtained the opinion of competent legal counsel that it is not required to be so registered as a result of entering into and performing the services set forth in this Agreement or otherwise;

(b) it is duly organized, validly existing and in good standing under the laws of the state of [insert];

(c) it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement;

(d) in performing its duties hereunder, it will act in conformity with the Trust’s then effective prospectus and statement of additional information for each Fund, the Investment Company Act of 1940, as amended (the “1940 Act”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other applicable federal and state banking, securities and other laws, regulations and rulings, and the constitution, by-laws, and rules of FINRA and/or any applicable self-regulatory organization. It will disclose its receipt of fees hereunder to Customers (and, if required, will obtain their consent to such receipt) in accordance with such laws and regulations. It will perform its duties hereunder in a manner consistent with its duties to its Customers and the customs and practices of other financial institutions and industry professionals that provide similar services.

(e) its entering into and performing its obligations under this Agreement does not and will not violate (i) its charter documents or by-laws, rules or regulations, or (ii) any agreement to which it is a party;

(f) it will notify the Trust promptly if for any reason it is unable to perform its obligations under this Agreement;

(g) its services hereunder will in no event be primarily intended to result in the sale of Shares;

(h) it has received a copy of the Funds’ Prospectus and SAI and will abide by all applicable provisions thereof and of further versions thereof;

(i) it will deliver, upon reasonable request of the Trust, evidence and confirmation satisfactory to the Trust of the Service Organization’s continuing ability and resources to perform the services contemplated under this Agreement in accordance with the highest industry standards;

(j) it will not to make any statement or representation in connection with the Trust or its affiliate or agents except as contained in the Funds’ Prospectus, shareholder reports and sales literature issued by the Trust or as otherwise approved by the Trust or its agent. It will submit any sales literature, sales materials or advertising prepared by it regarding the Funds to the Trusts agent, Commerce Investment Advisers, Inc., for approval prior to dissemination. It will be responsible for ensuring that such materials are prepared and distributed in accordance with applicable law, including any filing obligation;

(k) it will not describe or refer to the Trust or any of its affiliates or the relationship contemplated by this Agreement in any advertising or promotional materials unless such description or reference has been provided in writing to the Trust at least five business days in advance of its use and the Trust has not objected;

(l) it will furnish the Trust or the Trust’s designees with such information as the Trust or such designees may reasonably request (including, without limitation, periodic certifications concerning the provision to Customers of the services described herein), and will otherwise cooperate with the Trust and the Trust’s designees (including, without limitation, any auditors designated by the Trust) in connection with the preparation of reports to the Board of Trustees of the Trust concerning this Agreement and the monies paid or payable to the Service Organization pursuant hereto, as well as any other reports or filings that may be required by law;

(m) its Customers who own Shares of one or more of the Funds will be “U.S. persons” and any offering or other solicitation activities in which it engages will be conducted solely within the “United States,” in each case as defined in Rule 902 promulgated under the Securities Act of 1933, as amended (the “1933 Act”), and it will receive and maintain duly executed and completed Internal Revenue Service Form W-9’s for each Customer and will update such Form W-9’s as may be required by law; and

(n) if it provides brokerage clearing services to financial intermediaries who wish to sell Shares, it and each the originating firm are parties to a clearing agreement that conforms to the requirements of Rule 3230 of the FINRA Conduct Rules or, as applicable, the rules of a national securities exchange. It will ensure that Shares are offered and sold by originating firms in compliance with all terms and conditions of this Agreement and the Funds’ Prospectus as if it had conducted such offers and sales itself, and its agreements with each originating firm will comply with all arrangements of Regulation S-P of the U.S. Securities and Exchange Commission (“SEC”) and will require each originating firm to adopt policies and procedures that address suitable safeguards for the protection of consumer records and information.

8. Fiduciary Status. In addition to the foregoing, with respect to the purchase, redemption or exchange of Shares of a particular Fund for Customer accounts with respect to which the Service Organization is a fiduciary under state or federal trust law or comparable fiduciary requirements, or, in the case of any such accounts which are subject to ERISA with respect to which the Service Organization is a fiduciary or party in interest, the Service Organization represents that the purchase, redemption or exchange of Shares of such Fund, and the Service Organization’s receipt of the relevant fee described in paragraph 3 hereof, is permissible under all such applicable requirements and complies with any restrictions, limitations or procedures under such requirements.

9. Termination and Amendment. This Agreement will become effective on the date hereof and, unless sooner terminated, will continue in effect until December 1, [   ], and thereafter will continue automatically for successive annual periods ending on December 1, provided that it is approved annually by a vote of a majority of the Trustees of the Trust, including a majority of those Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of the Amended and Restated Shareholder Administrative Services Plan of the Trust, this Agreement or any related agreements (the “Disinterested Trustees”) cast in person at a meeting called for the purchase of voting on this Agreement. This Agreement may be terminated by the Trust at any time, on not less than 60 days’ written notice to the Service Organization and without the payment of any penalty by the Trust, which termination may be by vote of a majority of the Disinterested Trustees. This Agreement may also be terminated by the Service Organization at any time on 60 days’ written notice to the Trust. All material amendments to this Agreement must be in writing and must be approved in the manner described above for continuing this Agreement.

10. Indemnification. The Service Organization agrees to indemnify the Trust and each of its affiliates from and against any losses, claims, damages, expenses (including fees and expenses of counsel) or liabilities (“Damages”) to which the Trust or such affiliate may become subject insofar as such Damages arise out of the negligence or willful misconduct of the Service Organization or its employees or agents in the provision of services under this Agreement or breach by the Service Organization or its employees or agents of any representation, warranty or covenant made by the Service Organization in this Agreement. The foregoing indemnity agreement will be in addition to any liability the Service Organization may otherwise have.

11.  Insurance. Service Organization shall maintain insurance, including fidelity, errors and omissions insurance, and if necessary, other bonding issued by an insurance carrier, of the type ordinarily maintained in the industry and in commercially reasonable amounts and upon request from the Trust shall provide proof of such insurance. Service Organization shall notify the Trust immediately upon any termination of such insurance. Neither party hereto shall assert or agree with the assertion that any provision of this Agreement may be construed to relieve an insurer of any obligation to pay claims to the Trust, the Service Organization or other parties that would otherwise be a covered claim in the absence of any provision of this Agreement.

12. Relationship of Parties. The Service Organization will be deemed to be an independent contractor and not an agent of the Trust for all purposes hereunder and shall have no authority to act for or represent the Trust. In addition, no officer or employee of the Service Organization will be deemed to be an employee or agent of the Trust or any of its affiliates. The Service Organization will not act as an “underwriter” or “distributor” of Shares, as those terms variously are used in the 1940 Act, the 1933 Act, and rules and regulations promulgated thereunder. The Service Organization acknowledges that this Agreement is not exclusive, and that the Trust may enter into similar agreements with any other person or persons without the Service Organization’s consent.

13. Binding Effect. The obligations of the Trust hereunder are not binding upon any of the Trustees, officers, or shareholders of the Trust individually, but are binding only upon the Trust and its assets and property. All obligations of the Trust hereunder shall apply only on a Fund by Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund. The Trust’s Trust Instrument is on file with the Trust.

14. Confidentiality.

(a) Each party acknowledges that it or its employees may, in the course of performing its responsibilities under this Agreement, receive information from another party or may come into possession of information that another party is required to protect under Title V of the Gramm-Leach-Bliley Act of 1999 (“Privacy Act”). For purposes of this paragraph, “Confidential Information” will mean information proprietary to a party and/or which a party is obligated to protect under the Privacy Act or which is reasonably designated in writing as such by a party’s personnel, which another party receives or is provided access to in the course of the activities contemplated by this Agreement, including, without limitation, customer information, nonpublic personal information including “personally identifiable information” about clients or customers, price lists, pricing policies and other financial information which is proprietary to or confidential to such other party, its affiliates, customers or to third parties to whom such other party owes a duty of confidentiality. Each party will hold such Confidential Information in strict confidence and shall not copy, reproduce, sell, assign, license, market, transfer or otherwise dispose of, give or disclose such Confidential Information to third parties or use such Confidential Information for any purposes whatsoever other than as contemplated in connection with the performance of its obligations under this Agreement and will advise each of its employees who may be exposed to such Confidential Information of their obligations to keep such information confidential. Nothing contained herein will prohibit a party from disclosing Confidential Information in order to comply with any law, rule, regulation or order, provided, however, that, if a party is required in a judicial or governmental proceeding to disclose any such Confidential Information, then said party will notify the party whose Confidential Information is to be disclosed in writing as soon as possible so that the other party may either seek an appropriate protective order or relief, or waive the provisions of this paragraph.

(b) For the purposes of this Agreement, “Confidential Information” will include but not be limited to communications (written or otherwise) about a party’s business plan, sales force, strategic plan, data, models, third party relationships, processes, development plans, customer names and other information relating to customers, price lists, pricing policies, financial information, documentation and any and all other information about the party that may be disclosed or revealed during the course of any conversations, correspondence or other dealings between the parties.

(c) Notwithstanding the foregoing, Confidential Information will not include information which (i) is in or becomes part of the public domain other than by disclosure by a party in violation of this Agreement, (ii) is demonstrably known to a party before the execution of this Agreement, (iii) is independently developed by a party outside of this Agreement from sources that were not subject to any contractual or statutory requirement to maintain the confidentiality of such information, or (iv) is rightfully obtained by a party from third parties.

15. Survival. The provisions of paragraph 4, paragraph 7(j) and (k), paragraph 10, paragraph 11, paragraph 14 and paragraph 19 will survive termination of this Agreement.

16. Notices. Any notices to Service Organization shall be duly given if mailed to     . Any notices to the Trust shall be duly given if sent by mail to 1000 Walnut Street, Kansas City, Missouri 64106, attention: William Schuetter.

17. Construction. If any provision of this Agreement is held or made invalid by a decision in a judicial or administrative proceeding, statute, rule or otherwise, the enforceability of the remainder of this Agreement will not be impaired thereby. This Agreement will be governed by the laws of the State of Delaware (other than its conflicts of laws provision), will be non-assignable by the parties hereto, and will be binding upon and inure to the benefit of the parties hereto and their respective successors.

18. Captions. The captions contained in this Agreement are included for ease of reference only, and do not limit or otherwise affect the meaning of any of the provisions of this Agreement.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one in the same Agreement.

20. Proprietary Rights. The Service Organization shall not, without the prior written consent of the Trust, use the name or trademark of the Trust. The forwarding of any Prospectus, SAI, proxy statement, shareholder report or any other document originating from the Trust, shall not be deemed to be a violation of this provision. Upon termination of this Agreement for any reason, the Service Organization shall immediately cease all use of any name or trademark of the Trust.

Very truly yours,

THE COMMERCE FUNDS

By:
Name:
Title:

Accepted and agreed to as of the date first above written:

[Service Organization]

By:
Name:
Title:

Exhibit A

The Fund(s) to which this Agreement applies, and the annual percentage fee rate(s) to be paid, are indicated below:

Fund Name	Annual Servicing Fee
Growth Fund
Value Fund
MidCap Growth Fund
MidCap Value Fund
Bond Fund
Short-Term Government Fund
National Tax-Free Intermediate Bond Fund
Missouri Tax-Free Intermediate Bond Fund
Kansas Tax-Free Intermediate Bond Fund

Exhibit B

Shareholder Services

(a)	processing dividend and distribution payments from a Fund;

(b)	providing information periodically to Customers showing their share positions in Shares;

(c)	arranging for bank wires;

(d)	responding to Customer inquiries concerning their investments in Shares;

(e)	providing subaccounting with respect to Shares beneficially owned by Customers or the information necessary for such subaccounting;

(f)

if required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Customers;

(g)	processing Share exchange and redemption requests from Customers;

(h)	assisting Customers in changing dividend options, account designations and addresses;

(i)	establishing and maintaining accounts and records relating to Customers;

(j)	responding to Customer inquiries relating to the services performed by the Service Organization;

(k)	acting, or arranging for another party to act, as recordholder and nominee of all Shares beneficially owned by Customers;

(l)	processing and issuing confirmations concerning Customer orders to purchase, redeem and exchange Shares;

(m)	receiving and transmitting funds representing the purchase price or redemption proceeds of Shares;

(n)	receiving, tabulating and transmitting proxies; and

(o)	providing such statistical and other information as may be reasonably requested by the Trust or necessary for the Trust to comply with applicable federal or state law.

Exhibit C

Operating Procedures

1.

If applicable, the transmission and acceptance of electronic instructions for the purchase and redemption of Shares shall be subject to the following procedures established by the National Securities Clearing Comparative (“NSCC”) of which each party (or in the case of the Funds, their Transfer Agent) is a member. Terms not defined below shall have the meanings given to them in the Agreement.

2.

On each day that the New York Stock Exchange (“Exchange”) is open (“Business Day”) the Service Organization may receive instructions (“Instructions”) from Customers for the purchase or redemption of Shares prior to the close of trading on the Business Day (“Close of Trading”). Instructions in good order received by the Service Organization prior to 4:00 p.m. Eastern time (“ET”) on any given Business Day, or earlier if the Exchange closes earlier than 4:00 p.m. ET on any given Business Day the (“Trade Date”) and transmitted to the NSCC no later than [6:00] a.m. ET on the Business Day following the Trade Date (“TD+1”), will be executed by the Transfer Agent at the net asset value (“Share Price”) of each applicable Fund, determined as of the Close of Trading on the Trade Date.

a.

It is understood by the parties that all Instructions from Customers shall be received and processed by the Service Organization in accordance with its standard transaction processing procedures that apply to all investment options offered to its Customers. The Service Organization shall maintain records sufficient to identify the date and time of receipt of all Customer transactions involving the Funds and shall make such records available upon reasonable request for examination by the Trust or its designated representative or, at the request of the Trust, by appropriate governmental authorities. Under no circumstances shall the Service Organization change, alter or modify any Instructions received by it in good order.

b.

Each transmission of Instructions by the Service Organization of a net purchase or redemption instruction relating to a particular Fund on a Business Day shall constitute a representation and covenant by it that such net purchase or redemption Instruction was based on Customer transactions received by it prior the Close of Trading (and prior to the time the Share Price for each Fund was determined on such Business Day) and that each net purchase or redemption Instruction included all Customer transactions so received by it. All Instructions will be communicated in U.S. dollars.

c.

In the event that NSCC systems are not functioning on a given Business Day, the Service Organization will transmit the net purchase or redemption Instructions to the Transfer Agent via facsimile transmission no later than [9:00] a.m. ET on TD+1. Following the completion of the transmission of any Instructions by it to the Transfer Agent pursuant to this section (2) (c), the Transfer Agent will verify via a method acceptable to both parties that the Instruction was received.

3.

By no later than [7:00] p.m. ET on each Business Day (“Price Communication Time”), the Trust’s agent will use its best efforts to communicate to the Service Organization via a mutually agreed upon electronic trading platform and pricing, the Share Price of each applicable Fund, as well as dividend and capital gain information and, in the case of income funds, the daily accrual for interest factor (mil rate), determined at the Close of Trading on that Business Day. It is understood and agreed that, in the context of Section 22 of the 1940 Act and the rules and public interpretations thereunder by the staff of the Securities and Exchange Commission, receipt by the Service Organization of any Instructions from the Customer in a timely manner shall be deemed to be receipt by the Funds of such Instructions solely for pricing purposes and shall cause purchases and sales for the Customer to be deemed to occur at the Share Price for such Business Day.

4.

Net purchase and net redemption transactions shall be settled in accordance with NSCC rules and procedures. In the event that NSCC systems are not functioning on a given Business Day (a) for net purchase Instructions, the Service Organization shall wire payment, or arrange for payment to be wired by its designated bank, in immediately available funds, to a Fund custodial account or accounts designated by Transfer Agent; and (b) for net redemption Instructions, Transfer Agent shall wire payment or arrange for payment to be wired in immediately available funds, to an account designed by the Service Organization. Such wires must be received no later than the close of the Federal Bank on the Business Day such Instructions are received by Transfer Agent in accordance with paragraph (2) above.

5.	Nothing herein shall prevent a Fund from delaying or suspending the right of purchase or redemption in accordance with the provisions of the 1940 Act, and the rules thereunder.

6.

The Service Organization shall be solely responsible for the accuracy of any Instruction transmitted to Transfer Agent via NSCC systems or otherwise and the transmission of such Instruction shall constitute the Service Organization’s representation to the Transfer Agent that the Instruction is accurate, complete and duly authorized by the Customer whose Fund shares are the subject of the Instruction. The Service Organization shall assume responsibility for any loss to Transfer Agent or to a Fund caused by a cancellation or correction made subsequent to the date as of which an order or Instruction has been placed, and the Service Organization will immediately pay such loss to Transfer Agent or such Fund upon notification. Any gain to the Service Organization, or the Customer, attributable to the incorrect calculation or reporting of the daily net asset value shall be immediately returned to the Fund. The Service Organization agrees to make a reasonable effort to recover from the Customer any material losses incurred by a Fund as a result of the foregoing. The Service Organization will submit an invoice to Transfer Agent for any losses incurred by you or the Customer as a result of the forgoing, which shall be payable by Transfer Agent within sixty (60) days of receipt.

7.

Each party shall notify the other of any errors omissions in any information including the net asset value and distribution information set forth above, and interruptions or delay or unavailability of, the means of transmittal of any such information as promptly as possible. For purposes of the preceding sentence, notification by the Service Organization can be made by email to [Transfer Agent’s email address]. The Service Organization agrees to maintain reasonable errors and omissions insurance coverage commensurate your responsibilities under this Agreement.

8.

The Trust will provide to the Service Organization by the first Business Day of each calendar month a schedule for the next calendar month reflecting the dividend or capital gain distributions (including ex-dividend dates, record dates and payment dates associated with that declaration or distribution) of the Funds by email [Transfer Agent’s email address]. The Service Organization will be provided with any updates to the calendar on a timely basis.

9.

You agree to provide such data security as is reasonably necessary to prevent any unauthorized use of the Trust’s recordkeeping systems accessed via any computer hardware or software provided to you by the Trust or its agents.

The Commerce Funds

SERVICING AGREEMENT

Under Amended and Restated

Shareholder Administrative Services Plan

(401(k) Plans)

Date

Service Organization

Address

RE: Funds Listed on Appendix A Hereto – The Commerce Funds

Ladies and Gentlemen:

The Commerce Funds (the “Trust”) wishes to enter into this Servicing Agreement with you concerning the provision of recordkeeping and administrative services to or on behalf of participants in pension and profit sharing plans described in Section 401(a) of the Internal Revenue Code including 401(k) plans (“Plans”), who beneficially own shares of beneficial interest (“Shares”) in one or more of the Trust’s portfolios (the “Funds”) which are listed on Appendix A.

The terms and conditions of this Servicing Agreement are as follows:

Section 1. You agree, in coordination with the Trust and each Plan’s sponsor, investment adviser or administrative committee (“Plan Representative”), to establish and maintain Plan participant accounts and provide related administrative services with respect to such accounts, but to do so only in the states and other jurisdictions in which the Trust or its agent has indicated that you may do so.

You may engage at your own expense one or more third parties to act as your agent or agents for the purpose of providing the Plan participant recordkeeping and administrative services described herein; provided, however, that the appointment of any such agent shall not relieve you of your responsibilities or obligations under this Agreement. You shall provide the Trust with [ ] days prior written of any change in agents or any new agent you wish to engage, which time period may be reduced at the discretion of the Trust.

Section 2. (a) For balance forward recordkeeping, you and any duly appointed agent will provide one or more of the following support services to Plans who may from time to time own Shares of the Funds: (i) establishing and maintaining Plan participant accounts and records relating to participants that invest in Shares of the Funds; (ii) recording participant account balances and changes thereto, including debits and credits to such accounts in the form of cash, dividends and Shares of the Funds; (iii) aggregating and processing purchase, redemption and exchange requests for Shares of the Funds from Plan participants and placing net purchase, redemption and exchange orders with the Trust’s distributor; (iv) providing Plan participants with a service that invests the assets of their accounts in Shares of the Funds pursuant to specific or pre-authorized instructions; (v) providing information periodically to Plan participants concerning their positions in Shares of the Funds; (vi) arranging for bank wires; (vii) responding to routine inquiries from Plan participants concerning their investments in Shares of the Funds; (viii) if required by law, forwarding shareholder communications from the Trust (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Plan participants; (ix) providing such other similar services as the Trust may reasonably request to the extent you are permitted to do so under applicable statutes, rules or regulations; and (x) furnishing necessary personnel and facilities in order to provide the foregoing services.

(b) For daily recordkeeping, the Trust or its designee will furnish to you, with respect to each Fund, (i) confirmed net asset value information as of the close of regular trading (currently 4:00 P.M. Eastern Time) (“Close of Trading”) on each business day that the New York Stock Exchange is open for business (“Business Day”), (ii) dividend and capital gains information as it becomes available, and (iii) in the case of any income Fund, the daily accrual for interest rate factor (mil rate). The Trust shall use its best efforts to provide such information for each Fund to you by means of electronic transmission or other mutually acceptable means by 7:00 P.M. (but no later than 9:00 P.M.) Eastern Time on each Business Day.

You or your duly appointed agent shall, on behalf of the Trust, receive from the Plan Representatives or from participants for acceptance prior to the Close of Trading on each Business Day: (1) orders for the purchase of Shares of the Funds, and (2) redemption requests and redemption and exchange directions with respect to Shares of the Funds held by the Plans (“Instructions”). You or your agent shall, upon your acceptance of any such Instructions, communicate your acceptance to the Plans.

You shall communicate to the Trust on each Business Day that you or such agent are open for business, by means of electronic transmission or other mutually acceptable means, by 9:00 A.M. Eastern Time a report of the trading activity for the most recent Business Day for each Plan in any of the Funds. The number of Shares to be purchased or redeemed will be determined based upon the net asset value at the Close of Trading on the most recent Business Day. You agree to give the Trust reasonable notice of any Business Day on which you or, if appropriate, your duly appointed agent will not be open for business.

In the event that the Trust receives the trading information called for by the preceding paragraph of this Section 2 after 9:00 A.M. Eastern Time on a Business Day, the Trust will use its best efforts to enter a Plan’s orders at the net asset value at the Close of Trading on the most recent Business Day, but if the Trust is unable to do so, the transaction will be entered at the net asset value determined after the Trust receives the trading information.

The Trust will send via electronic transmission or other mutually acceptable means to you or your duly appointed agent a verification of each Business Day’s net purchase or net redemption, as the case may be, for each affected Fund by the Close of Business on the next Business Day.

In the event there is a net purchase or a net redemption for a Plan in any Fund on any Business Day that you or, if appropriate, your duly appointed agent, are open for business, you or such agent will provide such information to the Plan Representative for purposes of effecting wire payments to or receiving wire payments from the Trust, as the case may be.

(c) You and any duly appointed agent will perform the recordkeeping and administrative services described herein in accordance with any applicable conditions set forth in each Fund’s prospectus and will bear all expenses of maintaining the facilities and personnel necessary to perform such services; provided, however, that the Trust will be responsible for maintaining all applicable state and federal securities registrations and for providing to you or your agent proxy statements, shareholder reports, prospectuses and all other such materials as the Trust or applicable law may require to be distributed to Plan participants.

Section 3. Subject to your compliance with the provisions of Section 2 hereof, you will be considered a limited agent for the Trust for the purposes of receiving orders for purchases and redemptions of Shares. The Business Day on which Instructions are received in proper form by you or your duly appointed agent from participants or Plan Representatives by the Close of Trading will be the date as of which Shares will be purchased and redeemed as a result of such Instructions. Instructions received in proper form by you or your agent from participants or Plan Representatives after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. Dividends and capital gains distributions will be issued in additional Shares of the applicable Fund at net asset value in accordance with each Fund’s then current prospectus.

Section 4. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning the Trust or the Shares except those contained in the Trust’s then current prospectuses and statements of additional information for such Shares, copies of which will be supplied by the Trust to you, or in such supplemental literature or advertising as may be authorized by the Trust in writing. You agree to conduct your activities in accordance with any applicable federal or state laws, including securities laws and any obligation thereunder to disclose to Plan participants the receipt of fees in connection with their beneficial ownership of Shares of the Funds. You are responsible for ensuring that such materials are prepared and distributed in accordance with applicable law, including any filing obligation.

Section 5. In consideration of the services and facilities described herein, you shall be entitled to receive such fees as are set forth in Appendix B attached hereto. You understand that the payment of fees has been authorized pursuant to a Shareholder Administrative Services Plan (“Services Plan”). Such fees will be paid by the Trust only so long as the Services Plan and this Agreement are in effect. You acknowledge that the Trust may enter into similar agreements with others without your consent.

Section 6. You understand that the Trust’s administrator will provide the Trust, and the trustees of the Trust will review, at least quarterly, a written report of the amounts expended pursuant to this Agreement and the purposes for which such expenditures were made. You will furnish the Trust or its designees with such information as the Trust or its administrator may reasonably request (including, without limitation, periodic certifications confirming the provision to participants of the services described herein), and will otherwise cooperate with the Trust and its designees (including, without limitation, any auditors designated by the Trust), in connection with the preparation of reports to the Trust’s Board of Trustees concerning this Agreement and the monies paid or payable pursuant hereto, as well as any other reports or filings that may be required by law.

Section 7. By your written acceptance of this Agreement, you represent, warrant and agree that the compensation payable to you hereunder, together with any other compensation you receive from participants for services contemplated by this Agreement, will be disclosed by you to participants, will be authorized by participants and will not be excessive or unreasonable under the laws and instruments governing your relationship with participants.

Section 8. The Trust reserves the right, at its discretion and without notice, to suspend the sale of Shares or withdraw the sale of Shares of any Fund.

Section 9. You agree to indemnify and hold the Trust and its adviser, custodian and transfer agent harmless from any losses, claims, damages, liabilities or expenses to which an indemnitee may become subject insofar as those losses, claims, damages, liabilities or expenses or actions in respect thereof, arise out of or are based upon (i) negligence or willful misconduct in the provision of recordkeeping and administrative services by you, your employees or agents, (ii) any breach by you of any material provision of this Agreement or (iii) any breach by you of any representation, warranty or covenant made in this Agreement.

The Trust agrees to indemnify and hold you harmless from any losses, claims, damages, liabilities or expenses to which you may become subject insofar as those losses, claims, damages, liabilities or expenses or actions in respect thereof, arise out of or are based upon (i) any breach by the Trust of any material provision of this Agreement or (ii) any breach by the Trust of any representation, warranty or covenant made in this Agreement.

This Section shall survive the termination of this Agreement. Nothing in this Section shall require either party to indemnify the other for consequential damages.

Section 10. This Agreement shall continue until December 1, [  ] and thereafter shall continue automatically for successive annual periods, provided such continuance is approved in connection with the approval of the Services Plan at least annually by a vote of (i) the Trust’s Board of Trustees and (ii) those trustees who are not “interested persons” (as defined in the Investment Company Act of 1940 (the “Act”)) of the Trust, and who have no direct or indirect financial interest in the operation of the Services Plan and this Agreement (“Disinterested Trustees”), by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable with respect to Shares of a Fund without penalty, at any time by the Trust, by vote of (i) a majority of Disinterested Trustees, or (ii) a majority of the outstanding Shares of such Fund (as defined in the Act), or you, on not more than 60 days’ written notice. Notwithstanding anything contained herein, in the event that the Services Plan shall be terminated by the Trust’s Board of Trustees, or the Services Plan or any part thereof is found invalid or is ordered terminated by any regulatory or judicial authority, or you or your agents shall fail to perform the recordkeeping and administrative services contemplated by this Agreement, such determination to be made in good faith by the Trust, this Agreement shall be terminable effective upon receipt of notice thereof by you.

Section 11. All notices, consents and other communications provided for in this Agreement to be given by one party to the other party will be deemed validly given if in writing and delivered personally or sent by express delivery or certified mail, return receipt requested, or confirmed facsimile transmission to the address or telephone numbers provided herein.

Section 12. Each of us hereby represents and warrants to the other that the execution, delivery and performance of our respective obligations under this Agreement have been duly and irrevocably authorized, and that this Agreement is valid, binding and enforceable in accordance with its terms.

Section 13. This Agreement shall be subject to all applicable provisions of law, including, without being limited to, the applicable provisions of the Act, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended; and to the extent that any provisions herein conflict with any such applicable provisions of law, the latter shall control.

Section 14. If any provision of this Agreement is held or made invalid by a decision in a judicial or administrative proceeding, statute, rule or otherwise, the enforceability of the remainder of this Agreement will not be impaired thereby. This Agreement will be governed by the laws of the State of Delaware (other than its conflicts of laws provision), will be non-assignable by the parties hereto, and will be binding upon and inure to the benefit of the parties hereto and their respective successors.

Section 15. You hereby represent, warrant, and covenant for the term of this Agreement that:

(a)  are duly organized and existing in good standing under the laws of the state of        ;

(b)   you have full power and authority under applicable law, and have taken all action necessary, to enter into and perform this Agreement; the performance of your obligations hereunder does not violate or conflict with any of your governing document or agreements or any applicable law; and when executed and delivered, this Agreement shall constitute a valid, legal and binding obligation of you, enforceable in accordance with its terms;

(c)  you will not be a “fiduciary” of the Plan as such term is defined in Section 3(21) of Employee Retirement Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) and your receipt of the fees described in Article 10 hereof will not constitute a “prohibited transaction” as such term is defined in ERISA and Section 4975 of the Code;

(d)   you are either registered as a transfer agent pursuant to Section 17A of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and/or as a broker-dealer pursuant to Section 15 of the 1934 Act, or not required to be registered as such under the 1934 Act;

(e) you have adequate experience and resources to perform the services required under this Agreement and the services will be performed by qualified personnel, in accordance with the terms of this Agreement and according to the highest industry standards and upon written request will provide evidence of the same to the Trust and will promptly notify the Trust in the event that you are, for any reason, unable to perform any of your obligations under this Agreement;

you have implemented policies and procedures reasonably designed to guard against market timing of the Funds by Plans and Plan participants and to ensure that purchase, redemption and exchange transactions are processed in compliance with the Funds’ prospectuses and all applicable rules and regulations, including but not limited to Rule 22c-1 of the Act;

(f) you will follow (i) any procedures set forth in this Agreement; (ii) the procedures set forth in the Funds prospectuses as amended from time to time; and (iii) your own internal policies and procedures regarding the processing of purchase, redemption and exchange transactions in a timely fashion and regarding anti-market timing policies;

(g) in performing your duties hereunder, you will act in conformity with the Trust’s then effective prospectus and statement of additional information for each Fund, the Act, ERISA, and all other applicable federal and state banking, securities and other laws, regulations and rulings, and the constitution, by-laws, and rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and/or any applicable self-regulatory organization. You will use due diligence and reasonable care in performing your duties hereunder in a manner consistent with the customs and practices of other financial institutions and industry professionals that provide similar services;

(h) you have adopted policies and procedures reasonably designed to ensure that orders for Fund Shares (“Fund Orders”) received prior to the Close of Trading are segregated from Fund Orders received after the Close of Trading, and that such orders are properly transmitted to the Funds (or their agents) in accordance with this Agreement for execution at the current day’s net asset value and that such procedures either prevent or detect on a timely basis instances of noncompliance with the policy with respect to the receipt and processing of Fund Orders; and

(e) you will indemnify and hold the Trust harmless against any liabilities (including costs of investigation and defense) to which the Trust becomes subject as a result of your breach of this Section 15.

Section 16.  Notwithstanding your appointment as limited agent to receive orders for Shares, you agree that you will provide services hereunder as an independent contractor and not as an employee or agent of the Trust or of the Funds. Neither party shall hold itself out as an agent of the other party with the authority to bind such party. You will also not hold yourself out to the public or engage in any activity that could be construed to be serving as a distributor for the Funds. You further acknowledge and agree that the Trust does not undertake to supervise you in the performance of your services hereunder and that the Trust and its agents will not be responsible for your performance of the services hereunder or the performance of any other functions or services for the Plans or Plan participants.

Section 17. You shall maintain insurance, including fidelity, errors and omissions insurance, and if necessary, other bonding issued by a qualified insurance carrier, of the type ordinarily maintained in the industry and in commercially reasonable amounts and upon request from the Trust shall provide proof of such insurance. You shall notify the Trust immediately upon any termination of its insurance. Neither party hereto shall assert, or agree with the assertion that any provision of this Agreement may be construed to relieve an insurer of any obligation to pay claims to the Trust, you or other parties that would otherwise be a covered claim in the absence of any provision of this Agreement.

Section 18. (a) You agree to comply with applicable laws, regulations, orders and self-regulatory organization rules and guidance governing the detection, prevention and reporting of money laundering and terrorist financing activities, including, but not limited to: (i) provisions of the USA PATRIOT Act of 2001 and regulations and orders thereunder; (ii) provisions of the Bank Secrecy Act and regulations thereunder; (iii) relevant rules and regulations promulgated by the Office of Foreign Assets Control; (iv) relevant rules and guidance of FINRA; and (v) all recordkeeping, reporting and auditing requirements of these laws, regulations, rules and orders.

(b) You agree that you (i) have established and will maintain written policies and procedures designed to prevent and detect money laundering and to meet applicable anti-money laundering legal and regulatory requirements; (ii) have established and will maintain procedures to enable you to identify and verify the beneficial owners of legal entity customers; (iii) have established and will maintain appropriate risk-based procedures for ongoing due diligence to (A) understand the nature and purpose of relationships for developing a customer risk profile and (B) conduct ongoing monitoring to identify and report suspicious transactions and update Customer information; (iv) have established and will maintain procedures to ensure that none of your Customers holding Fund Shares appear on or are covered by any lists of prohibited persons, entities, and jurisdictions maintained and administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”); (v) have identified, will continue to identify and will retain all documentation necessary to identify your Customers and their sources of funds; and (vi) do not believe, have no current reason to believe and will notify the Trust immediately if you come to have reason to believe that any of your Customers holding Fund Shares through you are engaged in money-laundering activities or are associated with any terrorist or other individuals, entities or organizations sanctioned by the United States or the jurisdictions in which it does business, or appears on any lists of prohibited persons, entities, and jurisdictions maintained and administered by OFAC.

(c) You agree that upon request, you will promptly provide the Trust such documentation regarding its know your customer and anti-money laundering policies and/or evidencing the identity of the beneficial owners of Fund Shares as is necessary to permit the Trust, the Funds and its transfer agent to comply with applicable “know your customer” and anti-money laundering laws and regulations. You agree to monitor for suspicious transactions and to assist the Trust in monitoring for such transactions upon its or the Funds’ request.

Section 19. Shareholder Information (Rule 22c-2)

Agreement to Provide Information. With respect to any accounts with the Trust maintained by you, you agree to provide to the Trust, upon the Trust’s written request or the written request of the Trust’s designated agent (“agent”) (or the Trust’s or its agent’s authorized affiliates), the Taxpayer Identification Number (“TIN”), Individual/International Taxpayer Identification Number (“ITIN”) or other government-issued identifier (“GII”), if known, of any or all holders of shares of the Funds (“Shareholders”) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholders) or account (if known), and the amount, date, transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of shares held through the account during the period covered by the request.

Period Covered by Request. Requests will set forth a specific period for which transaction information is sought, which generally will not exceed ninety (90) days (or any three (3) month period, as applicable) of transaction information. The Trust or its agent may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by the Trust for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Trust.

Form and Timing of Response. You agree to provide, promptly upon the request of the Trust or its agent, the requested information specified in this section 18. If requested by the Trust or its agent, you agree to use best efforts to determine promptly whether any specific person about whom the it has received the identification and transaction information specified in section 18(a) is itself a financial intermediary (“Indirect Intermediary”) and, upon further request of the Trust or its agent, promptly either (x) provide (or arrange to have provided) the information set forth herein for those Shareholders who hold an account with an Indirect Intermediary or (y) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, shares issued by the Trust. You additionally agree to inform the Trust or its agent whether it plans to perform the duties set forth in sub-paragraphs (x) or (y) of this paragraph. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Trust should be consistent with the NSCC Standardized Data Reporting Format or another industry standardized data reporting format.

Limitations on Use of Information. The Trust agrees, on its own behalf and on behalf of its affiliates, not to use the information received pursuant to section 18(a) for marketing or any other similar purpose without your prior written consent.

Agreement to Restrict Trading. You agree to execute written instructions from the Trust or its agent to restrict or prohibit further purchases or exchanges of shares by a Shareholder that has been identified by the Trust or its agent as having engaged in transactions in shares (directly or indirectly through an account with you) that violate policies established by the Trust for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Trust.

Form of Instructions. Instructions to restrict trading must include the Shareholder(s)’ TIN, ITIN or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

Timing of Response. You agree to execute instructions as soon as reasonably practicable, but not later than five (5) business days after its receipt of the instructions by you.

Confirmation. You agree to provide written confirmation to the Trust or its agent that instructions have been executed. You agree to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

Section 20. Each party shall maintain and preserve all records as required by law to be maintained and preserved in connection with the provision of services contemplated hereunder. Upon the request of an authorized representative of a party hereto, which request must be in writing, the other party shall provide copies of all records as may be necessary to (a) monitor and review the performance of either party’s activities; (b) assist either party in resolving disputes, reconciling records or responding to an auditor’s inquires; (c) comply with any request of a governmental body or self-regulatory organization; (d) verify compliance by either party with the terms of this Agreement; (e) make required regulatory reports; and (f) perform general customer service.

Section 21. This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral, written, express or implied.

Section 22. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one in the same Agreement.

Section 23. The provisions of Sections 2(c), 9, 17, and 20 shall survive the termination of this Agreement.

Section 24. You shall not, without the prior written consent of the Trust, use the name or trademark of the Trust or the Funds. The forwarding of any prospectus, proxy statement, shareholder report or any other document originating from the Trust or the Funds shall not be deemed to be a violation of this provision. Upon termination of this Agreement for any reason, you shall immediately cease all use of any name or trademark of the Trust or the Funds.

Section 25. Both parties acknowledge that either party may enter into similar agreements with other parties relating to providing similar services to the Trust, the Funds or other open-end investment companies.

If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this Agreement where indicated below and promptly return it to The Commerce Funds, c/o Commerce Investment Advisors, Inc., Attention: William Schuetter, 1000 Walnut Street, Kansas City, Missouri 64106.

Very truly yours,

THE COMMERCE FUNDS

By:
Name:
Title:

Accepted and agreed to as of the date first

above written:

[Service Organization]

By:
Name:
Title:

APPENDIX A

Please check the appropriate boxes to indicate the Funds of The Commerce Funds for which you wish to act as a service organization with respect to Shares.

☐	Short-Term Government Fund

☐	Bond Fund

☐	Growth Fund

☐	MidCap Growth Fund

☐	MidCap Value Fund

☐	Kansas Tax-Free Intermediate Bond Fund

☐	National Tax-Free Intermediate Bond Fund

☐	Missouri Tax-Free Intermediate Bond Fund

☐	Value Fund

APPENDIX B

Fees Payable

Fees shall be payable to you, on a monthly basis, at the rate set forth below of each Fund’s average daily net assets attributable to the shares beneficially owned by participants of Plans for whom services under this Agreement are being provided by you or your agent.

Fund Name	Annual Servicing Fee
Growth Fund
Value Fund
MidCap Growth Fund
MidCap Value Fund
Bond Fund
Short-Term Government Fund
National Tax-Free Intermediate Bond Fund
Missouri Tax-Free Intermediate Bond Fund
Kansas Tax-Free Intermediate Bond Fund